Exhibit 4.4

THIS WARRANT AND THE SHARES OF CAPITAL STOCK ISSUED UPON ANY EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

No. IW-001	For the Purchase
of 400,000 shares
of Common Stock

WARRANT TO PURCHASE
COMMON STOCK
OF
TRANSTECH SERVICES PARTNERS INC.
(a Delaware corporation)

TransTech Services Partners Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that TSP Ltd. (or any permitted transferee, the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time or from time to time at or before the earlier of (i) 5:00 p.m. Eastern Standard Time on [             ] [five years following the date of the prospectus] (the “Expiration Date”), (ii) the termination of this Warrant as provided in Section 8 hereof, or (iii) the redemption of this Warrant as provided in Section 9 hereof, 400,000 shares of Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”), at a purchase price per share equal to FOUR DOLLARS AND TEN CENTS ($4.10) per share, as adjusted upon the occurrence of certain events as set forth in Section 3 of this Warrant. The shares of stock issuable upon exercise of this Warrant, and the purchase price per share, are hereinafter referred to as the “Warrant Stock” and the “Purchase Price,” respectively.

1.                                       Exercise

1.1                                 Manner of Exercise; Payment in Cash. This Warrant may be exercised by the Holder, in whole or in part:

(a)                                  commencing 90 days following the closing of the Company’s first Business Combination (as defined in the Company’s Certificate of Incorporation) (the “Initial Business Combination”) (i) as to one-half of the shares covered by this Warrant, if, and only if, the last sales price of the Common Stock exceeds $7.00 per share for any 20 trading days within a 30 trading day period beginning after such Initial Business Combination, and (ii) as to the remaining shares covered by this Warrant, if and only if, the last sales price of the Common Stock exceeds $8.00 per share for any 20 trading days within a 30 trading day period beginning after such Initial Business Combination; provided, however, that, appropriate adjustments shall be made in the application of the provisions of this Section 1.1(a) in the event of any adjustments to the Purchase Price pursuant to Section 3 hereof; and

(b)                                 by surrendering this Warrant, with the purchase form appended hereto as Exhibit A duly executed by the Holder, at the principal office of the Company, or at such other place as the Company may designate, accompanied by payment in full of the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise. Subject to Section 1.4 hereof, payment of the Purchase Price shall be in cash or by certified or official bank check payable to the order of the Company.

(c)                                  Notwithstanding anything to the contrary contained in this Warrant, under no circumstances will the Company be required to net cash settle the exercise of this Warrant. As a result of the foregoing, this Warrant may expire unexercised.

1.2                                 Effectiveness. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1.1 above. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1.3 below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

1.3                                 Delivery of Certificates.

As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten business days thereafter, the Company, at its sole expense, will cause to be issued in the name of, and delivered to, the Holder, or, subject to the terms and conditions hereof, as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(a)                                  A certificate or certificates for the number of full shares of Warrant Stock to which such Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash in an amount determined pursuant to Section 1.4(c) hereof; and

(b)                                 In case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock (without giving effect to any adjustment therein) equal to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Holder upon such exercise as provided in Section 1.1 above.

1.4                                 Right to Convert Warrant into Stock: Net Issuance.

(a)                                  Right to Convert. Subject to Section 7, in addition to and without limiting the rights of the Holder under the terms of this Warrant, provided that this Warrant may then be exercised pursuant to Section 1.1(a) hereof, the Holder shall have the right to convert this Warrant or any portion thereof, to the extent it is then exercisable as provided in Section 1.1(a) hereof (the “Conversion Right”) into shares of Common Stock as provided in this Section 1.4 at any time or from time to time during the term of this Warrant. Upon exercise of the Conversion Right with respect to a particular number of shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the holder of any Purchase Price or any cash or other consideration) that number of shares of fully paid and nonassessable Common Stock equal to the quotient obtained by dividing (X) the value of this

2

Warrant (or the specified portion hereof) on the Conversion Date (as defined in subsection (b) hereof), which value shall be determined by subtracting (A) the aggregate Purchase Price of the Converted Warrant Shares immediately prior to the exercise of the Conversion Right from (B) the aggregate fair market value of the Converted Warrant Shares issuable upon exercise of this Warrant (or the specified portion hereof) on the Conversion Date (as herein defined) by (Y) the fair market value of one share of Common Stock on the Conversion Date (as herein defined).

Expressed as a formula, such conversion shall be computed as follows:

X =	B-A
Y

where:	X = the number of shares of Common Stock that may be issued to the Holder

Y = the fair market value (FMV) of one share of Common Stock

A = the aggregate Warrant Price (Converted Warrant Shares x Purchase Price)

B = the aggregate FMV (i.e., FMV x Converted Warrant Shares)

No fractional shares shall be issuable upon exercise of the Conversion Right, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date.

(b)                                 Method of Exercise. Subject to Section 1.4(d), the Conversion Right may be exercised by the Holder by the surrender of this Warrant at the principal office of the Company together with the Purchase Form in the form attached hereto duly completed and executed and indicating the number of shares subject to this Warrant which are being surrendered (referred to in Section 1.4(a) hereof as the Converted Warrant Shares) in exercise of the Conversion Right. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”), and, at the election of the Holder, may be made contingent upon the occurrence of any of the events specified in Section 8. Certificates for the shares issuable upon exercise of the Conversion Right and, if applicable, a new Warrant evidencing the balance of the shares remaining subject to this Warrant, shall be issued as of the Conversion Date and shall be delivered to the Holder within 30 days following the Conversion Date.

(c)                                  Determination of Fair Market Value. For purposes of this Agreement, “fair market value” of a share of Common Stock as of a particular date (the “Determination Date”) shall mean:

3

(i)                                     If traded on a securities exchange, the fair market value of the Common Stock shall be deemed to be the average of the closing prices of the Common Stock on such exchange over the five-day period ending one business day prior to the Determination Date or, if less, such number of days as the Common Stock has been traded on such exchange;

(ii)                                  If traded over-the-counter, the fair market value of the Common Stock shall be deemed to be the average of the closing bid prices of the Common Stock over the five-day period ending one business day prior to the Determination Date or, if less, such number of days as the Common Stock has been traded over-the-counter; and

(iii)                               If there is no public market for the Common Stock, then fair market value shall be determined in good faith by the Board of Directors of the Company.

(d)                                 Limitation on Right to Convert. The Conversion Right may only be exercised by the original Holder or a transferee permitted pursuant to Section 8 hereof.

2.                                       Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but instead shall, upon such exercise, round up or down to the nearest whole number of shares of Common Stock to be issued to the Holder.

3.                                       Certain Adjustments.

3.1                                 Changes in Common Stock. In case the Company shall at any time after the date hereof (i) declare a dividend on the outstanding shares of Common Stock payable solely in shares of its capital stock, (ii) subdivide the outstanding shares of Common Stock, (iii) combine the outstanding shares of Common Stock into a lesser number of shares, or (iv) issue any shares of its capital stock by reclassification of the shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then, in each case, the Purchase Price, and the number and kind of securities issuable upon exercise or conversion of this Warrant, in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination, or reclassification, shall be proportionately adjusted so that, subject to Section 1.1(a) hereof, the Holder after such time shall be entitled to receive upon exercise of this Warrant the aggregate number and kind of shares which, if such Warrant had been exercised or converted immediately prior to such time (assuming all of the requirements of Section 1.1(a) had been satisfied), such Holder would have owned upon such exercise or conversion and been entitled to receive by virtue of such dividend, subdivision, combination, or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

3.2                                 Reorganizations and Reclassifications. If there shall occur any capital reorganization or reclassification of the Common Stock (other than a change in par value or a subdivision or combination as provided for in Section 3.1), then, as part of any such reorganization or reclassification, lawful provision shall be made so that the Holder shall have the right thereafter to receive upon the exercise of this Warrant the kind and amount of shares of stock or other securities or property which such Holder would have been entitled to receive if, immediately prior to any such reorganization or reclassification (assuming all of the requirements of Section 1.1(a) had been satisfied), such Holder had held the number of shares of Common Stock which were then subject to this Warrant. In any such case, appropriate

4

adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Holder, such that the provisions set forth in this Section 3 (including provisions with respect to adjustment of the Purchase Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant.

3.3                                 Merger, Consolidation or Sale of Assets. Subject to the provisions of Section 7, if there shall be a merger or consolidation of the Company with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of the Company or the acquisition by the Company of other businesses where the Company survives as a going concern), or the sale of all or substantially all of the Company’s capital stock or assets to any other person, then as a part of such transaction, provision shall be made so that, subject to Section 1.1(a) hereof, the Holder shall thereafter be entitled to receive upon exercise of this Warrant the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from the merger, consolidation or sale, to which the Holder would have been entitled if the Holder had exercised its rights pursuant to the Warrant immediately prior thereto (assuming all of the requirements of Section 1.1(a) hereof had been satisfied). In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 to the end that the provisions of this Section 3 shall be applicable after that event in as nearly equivalent a manner as may be practicable.

3.4                                 Certificate of Adjustment. When any adjustment is required to be made in the number of shares of Common Stock or other securities or property issuable upon exercise of this Warrant or in the Purchase Price, the Company shall promptly mail to the Holder a certificate setting forth such number of shares or other securities or property or the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Delivery of such certificate shall be deemed to be a final and binding determination with respect to such adjustment absent manifest error unless challenged by the Holder within ten days of receipt thereof.

4.                                       Compliance with Securities Act.

4.1                                 Unregistered Securities. The Holder acknowledges that this Warrant and the Warrant Stock have not been registered under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any successor legislation (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock in the absence of (a) an effective registration statement under the Securities Act covering this Warrant or such Warrant Stock and registration or qualification of this Warrant or such Warrant Stock under any applicable “blue sky” or state securities law then in effect, or (b) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. The Company may delay issuance of the Warrant Stock until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including, without limitation, state securities or “blue sky” laws).

4.2                                 Investment Letter. Without limiting the generality of Section 4.1, unless the offer and sale of any shares of Warrant Stock shall have been effectively registered under the Securities Act, the Company shall be under no obligation to issue the Warrant Stock unless and until the Holder shall have executed an investment letter in form and substance satisfactory to the

5

Company, including a warranty at the time of such exercise that the Holder is acquiring such shares for his, her or its own account, for investment and not with a view to, or for sale in connection with, the distribution of any such shares.

4.3                                 Legend. Certificates delivered to the Holder pursuant to Section 1.3 shall bear the following legend or a legend in substantially similar form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE.”

5.                                       Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant. The Company covenants that all shares of Warrant Stock so issuable will, when issued against payment therefor, be duly and validly issued and fully paid and nonassessable.

6.                                       Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or in the case of mutilation upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

7.                                       Termination Upon Certain Events. If, subsequent to the Initial Business Combination, there shall be a merger or consolidation of the Company with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of the Company or the acquisition by the Company of other businesses where the Company survives as a going concern), or the sale of all or substantially all of the Company’s capital stock or assets to any other person, or the liquidation or dissolution of the Company, then as a part of such transaction, at the Company’s option, either:

(a)                                  provision shall be made so that, subject to Section 1.1(a) hereof, the Holder shall thereafter be entitled to receive upon exercise of this Warrant the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from the merger, consolidation or sale, to which the Holder would have been entitled if the Holder had exercised its rights pursuant to the Warrant immediately prior thereto (assuming all of the requirements of Section 1.1(a) had been satisfied), and, in such case, appropriate adjustment shall be made in the application of the provisions of this Section 7(a) to the end that

6

the provisions of this Section 7(a) shall be applicable after that event in as nearly equivalent a manner as may be practicable; or

(b)                                 this Warrant shall terminate on the effective date of such merger, consolidation or sale (the “Termination Date”) and become null and void, provided, that if this Warrant shall not have otherwise terminated or expired, (i) the Company shall have given the Holder written notice of such Termination Date at least 20 business days prior to the occurrence thereof, and (ii) the Holder shall have the right, until 5:00 p.m., Eastern Standard Time, on the day immediately prior to the Termination Date to exercise its rights hereunder to the extent not previously exercised and without regard to whether the requirements set forth in Section 1.1(a) hereof have been satisfied.

8.                                       Transferability. This Warrant shall not be assigned, pledged or hypothecated in any way and shall not be subject to execution, attachment or similar process until such time as the Company completes the Initial Business Combination. The foregoing transfer restriction shall not apply to (a) transfers to the stockholders of the original Holder or family members of such stockholders, (b) transfers resulting from the death of any Holder, (c) transfers by operation of law, (d) any transfer for estate planning purposes to persons immediately related to the transferor by blood, marriage or adoption, or (e) any trust solely for the benefit of such transferor and/or the persons described in the preceding clause; provided, however, that with respect to each of the transfers described in clauses (a), (b), (c), (d) and (e) of this sentence, prior to such transfer, each permitted transferee or the trustee or legal guardian for each permitted transferee agrees in writing to be bound by the terms of this Warrant. Any attempted transfer, assignment, pledge, hypothecation or other disposition of this Warrant or of any rights granted hereunder contrary to the provisions of this Section 8, or the levy of any attachment or similar process upon this Warrant or such rights, shall be null and void.

9.                                       Redemption. The Warrant shall be non-redeemable so long as the original Holder holds such Warrant following its issuance by the Company to such Holder. In the event the Warrant is transferred by the original Holder other than to a transferee permitted pursuant to Section 8 hereof, then the Warrant may be redeemed in whole, and not in part, at a price of $0.01 per Warrant, upon a minimum of 30 days’ prior written notice of redemption, if, and only if, the last sales price of the Company’s Common Stock equals or exceeds $8.50 per share for any 20 trading days within any thirty (30) trading day period ending three business days before the Company sends the notice of redemption.

10.                                 Registration Rights. This Warrant and the Warrant Stock are entitled to the registration rights set forth on Exhibit B hereto.

11.                                 No Rights as Shareholder. Until the exercise of this Warrant, the Holder shall not have or exercise any rights as a stockholder of the Company.

12.                                 Notices. All notices, requests and other communications hereunder shall be in writing, shall be (a) delivered by hand, (b) sent by overnight courier, or (c) sent by registered or certified mail, postage prepaid, return receipt requested. In the case of notices from the Company to the Holder, they shall be sent to the address furnished to the Company in writing by the last Holder who shall have furnished an address to the Company in writing. All notices from the Holder to the Company shall be delivered to the Company at its offices at 445 Fifth Avenue, Suite 30H, New York, New York 10016, or such other address as the Company shall so notify

7

the Holder. All notices, requests and other communications hereunder shall be deemed to have been given (i) if made by hand, at the time of the delivery thereof to the receiving party at the address of such party described above, (ii) if sent by overnight courier, on the next business day following the day such notices is delivered to the courier service, or (iii) if sent by registered or certified mail, on the third business day following the day of registration or certification thereof.

13.                                 Waivers and Modifications. Any term or provision of this Warrant may be waived only by written document executed by the party entitled to the benefits of such terms or provisions. The terms and provisions of this Warrant may be modified or amended only by written agreement executed by the parties hereto.

14.                                 Headings. The headings in this Warrant are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions of this Warrant.

15.                                 Governing Law. This Warrant will be governed by and construed in accordance with and governed by the laws of Delaware, without giving effect to the conflict of law principles thereof.

8

TRANSTECH SERVICES PARTNERS INC.

By:
Name:	Suresh Rajpal
Title:	Chief Executive Officer

9

EXHIBIT A

PURCHASE FORM

To:                              TRANSTECH SERVICES PARTNERS INC.

The undersigned pursuant to the provisions set forth in the attached Warrant (No.   -    ), hereby irrevocably elects to (check one):

☐

(A)    purchase            shares of the Common Stock, par value $0.0001 per share, of TransTech Services Partners Inc. (the “Common Stock”), covered by such Warrant and herewith makes payment of $                          , representing the full purchase price for such shares at the price per share provided for in such Warrant; or

☐	(B) convert Converted Warrant Shares into that number of shares of fully paid and nonassessable shares of Common Stock, determined pursuant to the provisions of Section 1.4 of the Warrant.

The Common Stock for which the Warrant may be exercised or converted shall be known herein as the “Warrant Stock.”

The undersigned is aware that the Warrant Stock has not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The undersigned understands that reliance by the Company on exemptions under the Securities Act is predicated in part upon the truth and accuracy of the statements of the undersigned in this Purchase Form.

The undersigned represents and warrants that (a) he, she or it has been furnished with all information which he, she or it deems necessary to evaluate the merits and risks of the purchase of the Warrant Stock, (b) he, she or it has had the opportunity to ask questions concerning the Warrant Stock and the Company and all questions posed have been answered to his, her or its satisfaction, (c) he, she or it has been given the opportunity to obtain any additional information it deems necessary to verify the accuracy of any information obtained concerning the Warrant Stock and the Company, and (d) it has such knowledge and experience in financial and business matters that it is able to evaluate the merits and risks of purchasing the Warrant Stock and to make an informed investment decision relating thereto.

The undersigned hereby represents and warrant that it is purchasing the Warrant Stock for his, her or its own account for investment and not with a view to the sale or distribution of all or any part of the Warrant Stock.

The undersigned understands that because the Warrant Stock has not been registered under the Securities Act he, she or it must continue to bear the economic risk of the investment for an indefinite period of time and the Warrant Stock cannot be sold unless it is subsequently registered under applicable federal and state securities laws or an exemption from such registration is available.

The undersigned agrees that he, she or it will in no event sell or distribute or otherwise dispose of all or any part of the Warrant Stock unless (1) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving the Warrant Stock, or (2) the Company receives an opinion satisfactory to the Company of the undersigned’s legal counsel stating that such transaction is exempt from registration. The undersigned consents to the placing of a legend on his, her or its certificate for the Warrant Stock stating that the Warrant Stock has not been registered and setting forth the restriction on transfer contemplated hereby and to the placing of a stop transfer order on the books of the Company and with any transfer agents against the Warrant Stock until the Warrant Stock may be legally resold or distributed without restriction.

The undersigned has considered the federal and state income tax implications of the exercise of the Warrant and the purchase and subsequent sale of the Warrant Stock.

Dated:

EXHIBIT B

Registration Rights

A.                                    Demand Registration.

Grant of Right.  The Company, upon written demand (“Initial Demand Notice”) of the Holder(s) of at least 51% of this Warrant and/or the underlying Warrant Stock (“Majority Holders”), agrees to register (the “Demand Registration”) under the Securities Act on one occasion, all or any portion of this Warrant requested by the Majority Holders in the Initial Demand Notice and all of the securities underlying such Warrant (collectively, the “Registrable Securities”). On such occasion, the Company will file a registration statement or a post-effective amendment to the Registration Statement covering the Registrable Securities within 60 days after receipt of the Initial Demand Notice and use its best efforts to have such registration statement or post-effective amendment declared effective as soon as possible thereafter. The demand for registration may be made at any time after the 90th day following the closing of the Initial Business Combination (the “Release Date”). The Initial Demand Notice shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of this Warrant and/or Registrable Securities of the demand within ten days from the date of the receipt of any such Initial Demand Notice. Each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within 15 days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration. Further, the Company shall not be obligated to deliver securities tot he holder until such time, if any, that a registration statement is declared effective. If the Company uses its bests efforts to comply with such provisions then it shall have no liability due to a delay in the registration or the effectiveness of such registration statement. Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will the Company be required to net cash settle the exercise of this Warrant. As a result of the foregoing, this Warrant may expire unexercised.

Effective Registration.  A registration will not count as a Demand Registration until the registration statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such registration statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the registration statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering.

Underwritten Offering.  If the Majority Holders so elect and such holders so advise the Company as part of the Initial Demand Notice, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Majority Holders.

Reduction of Offering.  If the managing underwriter or underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities registrable pursuant to the terms of the Registration Rights Agreement between the Company and the initial investors in the Company, dated as of                     , 2007 (the “Registration Rights Agreement” and such registrable securities, the “Investor Securities”) as to which “piggy-back” registration has been requested by the holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i), (ii), and (iii), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

Withdrawal.  If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the underwriter or underwriters of their request to withdraw prior to the effectiveness of the registration statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then the Company need not continue its obligations under Section A of this Exhibit B.

Terms.  The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities, but the Holders shall pay any and all underwriting commissions. The Company agrees to use its reasonable best efforts to qualify or register the Registrable Securities in such states as are reasonably requested by the Majority Holder(s); provided, however, that in no event shall the Company be required to register the Registrable Securities in a state in which such registration would cause (i) the Company to be obligated to qualify to do business in such state, or would subject the Company to taxation as a foreign corporation doing business in such jurisdiction or (ii) the principal stockholders of the Company to be obligated to escrow their shares of capital stock of the Company. The Company shall cause any registration statement or post-effective amendment filed pursuant to the demand rights granted hereunder to remain effective for a period of nine consecutive months from the effective date of such registration statement or post-effective amendment.

B.                                    “Piggy-Back” Registration.

Piggy-Back Rights. If at any time during the [          ] year period commencing on the Release Date, the Company proposes to file a registration statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section A of this Exhibit B), other than a registration statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an underwriter or underwriters shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggy-Back Registration.

Reduction of Offering. If the managing underwriter or underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section B of this Exhibit B, and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration: (i) If the registration is undertaken for the Company’s account: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities and Investor Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; (ii) If the registration is a “demand” registration undertaken at the demand of holders of Investor Securities, (A) first, the shares of Common Stock or other securities for the account of the demanding persons, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares; and (iii) If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities or of

Investor Securities, (A) first, the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), collectively the shares of Common Stock or other securities comprised of Registrable Securities and Investor Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof and of the Registration Rights Agreement, as applicable, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

Withdrawal.  Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the registration statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a registration statement at any time prior to the effectiveness of the registration statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided herein.

Terms.  The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities but the Holders shall pay any and all underwriting commissions related to the Registrable Securities. In the event of such a proposed registration, the Company shall furnish the then Holders of outstanding Registrable Securities with not less than 15 days written notice prior to the proposed date of filing of such registration statement. Such notice to the Holders shall continue to be given for each applicable registration statement filed (during the period in which the Purchase Option is exercisable) by the Company until such time as all of the Registrable Securities have been registered and sold. The Holders of the Registrable Securities shall exercise the “piggy-back” rights provided for herein by giving written notice, within ten days of the receipt of the Company’s notice of its intention to file a registration statement. The Company shall cause any registration statement filed pursuant to the above “piggyback” rights to remain effective for at least nine months from the date that the Holders of the Registrable Securities are first given the opportunity to sell all of such securities.

C.                                    General Terms.

Indemnification.  The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against litigation, commenced or threatened, or any claim whatsoever whether arising out of any action between the underwriter and the Company or between the underwriter and any third party or otherwise) to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the Investors in the Registration Rights Agreement. The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Securities Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in the Registration Rights Agreement pursuant to which the Investors named therein have agreed to indemnify the Company.

Underwriting Agreement.  The Company shall enter into an underwriting agreement with the managing underwriter(s), if any, selected by any Holders whose Registrable Securities are being registered pursuant to this Exhibit B, which managing underwriter shall be reasonably acceptable to the Company. Such agreement shall be reasonably satisfactory in form and substance to the Company, each Holder and such managing underwriters, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter. The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such underwriters shall also be made to and for the benefit of such Holders. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holders and their intended methods of distribution. Such Holders, however, shall agree to such covenants and indemnification and contribution obligations for selling stockholders as are customarily contained in agreements of that type used by the managing underwriter. Further, such Holders shall execute appropriate custody agreements and otherwise cooperate fully in the preparation of the registration statement and other documents relating to any offering in which they include securities pursuant to this Exhibit B. Each Holder shall also furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities.

Rule 144 Sale.  Notwithstanding anything contained in this Exhibit B to the contrary, the Company shall have no obligation for the registration of Registrable Securities held by any Holder (i) where such Holder would then be entitled to sell under Rule 144 within any three-month period (or such other period prescribed under Rule 144 as may be provided by amendment thereof) all of the Registrable Securities then held by such Holder, and (ii) where the number of Registrable Securities held by such Holder is within the volume limitations under paragraph (e) of Rule 144 (calculated as if such Holder were an affiliate within the meaning of Rule 144).

Amendments and Supplemental Prospectus.  The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such registration statement have been disposed of in accordance with the intended method(s) of distribution set forth in such registration statement (which period shall not exceed the sum of 180 days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn. Each Holder agrees, that upon receipt of any notice from the Company of the happening of any event as a result of which the prospectus included in the registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, such Holder will immediately discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of a supplemental or amended prospectus, and, if so desired by the Company, such Holder shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of such destruction) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Notification.  After the filing of a registration statement pursuant to this Exhibit B, the Company shall promptly, and in no event more than two business days after such filing, notify the holders of Registrable Securities included in such registration statement, and shall further notify such holders promptly and confirm such advice in writing in all events within two business days of the occurrence of any of the following: (i) when such registration statement becomes effective; (ii) when any post-effective amendment to such registration statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such registration statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such registration statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such registration statement any such supplement or amendment; except that before filing with the Commission a registration statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such registration statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any registration statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall reasonably object.

State Securities Law Compliance.  The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by any registration statement prepared pursuant to this Exhibit B under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such registration statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the registration statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such registration statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

Cooperation.  The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the registration statement with respect to such offering and all other offering materials and related documents, and participation in meetings with underwriters, attorneys, accountants and potential investors.

Records.  The Company shall make available for inspection by the holders of Registrable Securities included in such registration statement, any underwriter(s) participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such registration statement or any underwriter(s), all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such registration statement.

Listing.  The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.